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                                                                    Exhibit 4.2


                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.
                           CERTIFICATE OF CORRECTION
                                       OF
                          CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS
                                       OF
                         CONVERTIBLE PREFERRED STOCK OF
                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.

                       Pursuant to Section 103(f) of the
                         General Corporation Law of the
                               State of Delaware


                 Bogen Communications International, Inc., a Delaware corporation (the "Company"), does hereby certify that the Certificate of Designation, Preferences and Rights of Convertible Preferred Stock of Bogen Communications International, Inc. filed by the Company with the State of Delaware on November 26, 1997 (the "Certificate of Designation") is an inaccurate record of the corporate action referred to therein.

                 The inaccuracies in the Certificate of Designation consist of a missing definition of "Redemption Value" in Section 3(a) of the Certificate of Designation and an inaccurate conversion price in Section 6A of the Certificate of Designation.

                 Section 3(a) of the Certificate of Designation is amended and restated in its entirety as follows:

                 "3.      DIVIDENDS.   (a)  Each holder of a share of Series A
                 Preferred Stock shall be entitled to receive, when, as and if declared by the Company's Board of Directors, out of the funds of the Company legally available therefor, cumulative dividends during each Semi-Annual Dividend Period (as hereinafter defined) at a per annum dividend rate per share equal to the product of (i) $100 per share (the "Redemption Value"); and (ii) nine percent (9%); provided, however, that dividends for any period during which any shares of Series A Preferred Stock shall be outstanding for less than a full Semi-Annual Dividend Period (as defined below) shall be paid, pro rata, based on the actual number of days such shares shall be outstanding during such Semi-Annual Dividend Period ("Accrued Dividends"). As used herein, "Semi-Annual Dividend Period" means the period from January 1, through June 30, of each year and July 1, through December 31, of each year, provided that the first Semi-Annual Dividend Period shall be the period commencing on the date of initial issuance of shares of the Series A Preferred Stock (other than Additional Shares (as defined below)) and ending on June 30, 1998."

                 Section 6A of the Certificate of Designation is amended and restated in its entirety as follows:
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                 "6.      CONVERSIONS.  The holders of shares of Series A
                 Preferred Stock shall have the following conversion rights:


                          A. Right to Convert; Automatic Conversion. Subject to the terms and conditions of this Section 6, the holder of any share of Series A Preferred Stock shall have the right, at its option at any time prior to the close of business on the third (3rd) business day preceding any Redemption Date, or if funds for redemption are not available or reserved as required by 7C hereof, or upon any liquidation of the Company, the close of business on the day preceding the day fixed for payment of the Liquidation Payment distributable on the Series A Preferred Stock, to convert each such share of Series A Preferred Stock into eighteen and six hundred and five one-thousandths (18.605) shares of fully paid and nonassessable shares of Common Stock based upon an initial conversion price of $5.375 per share of Common Stock (the "Conversion Price") subject to such adjustments as may be required herein or are otherwise determined by the Board of Directors (excluding those members subject to the recusal provisions of Section 3.3 of the Convertible Preferred Stock Purchase Agreement) to be reasonably necessary, in their good faith judgment, to preserve for the holders of shares of Series A Preferred Stock the benefits and rights set forth herein. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of whole or fractional shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The conversion rights may be exercised at any time, and from time to time. Any shares of Preferred Stock still outstanding as of December 1, 2002 shall, without any action of the Holders thereof or the Company, be automatically converted into Common Stock, as set forth above."

                 In all other respects, the Certificate of Designation remains in full force and effect.





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                 IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed by Yoav M. Cohen, its Senior Vice Presidents - Business Development and Finance and Chief Financial Officer and attested to by Francis
J. Elenio, its Assistant Secretary, and has caused the corporate seal to be affixed hereto this 9th day of December, 1997.


                           BOGEN COMMUNICATIONS INTERNATIONAL, INC.


                           By: /s/ Yoav M. Cohen
                               --------------------------
                                   Yoav M. Cohen,
                                   Senior Vice President -
                                   Business Development and Finance
                                   and Chief Financial Officer


(Corporate Seal)

ATTEST

/s/ Francis J. Elenio
----------------------------
Francis J. Elenio, Secretary